Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Names New Chief Financial Officer

SPOKANE, Wash., August 5, 2013 (GLOBENEWSWIRE) --Potlatch Corporation (NASDAQ: PCH) announced today that Jerald W. Richards has been named Vice President and Chief Financial Officer for the company effective September 1, 2013. He replaces Eric Cremers who was recently promoted to President and Chief Operating Officer for Potlatch.

Richards, 45, joins Potlatch from Weyerhaeuser Company, where he had been employed since 2002, most recently as Chief Accounting Officer. Prior to Weyerhaeuser, Richards served in various audit positions with KPMG LLP where he worked with a number of forest products companies including Potlatch.

Richards holds a degree in business with an emphasis on accounting from Lewis & Clark College in Portland Oregon.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company's website at www.potlatchcorp.com.

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